MAM Reports Continued Growth in Cloud-Based and Recurring Revenue

Q2 Results: Total Revenue Up 9%; Recurring Revenue Reached 72% and 15th Consecutive Profitable Quarter

BARNSLEY, England, January 29, 2014 /PRNewswire/ — MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles (GAAP) for its fiscal quarter ended December 31, 2013, through the filing on January 29, 2014 of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission:

	For The Three Months Ended		For The Six Months Ended
(In thousands, except share and per share data)	December 31,		December 31,
	2013	2012	2013	2012
Revenues	$7,362	$6,754	$14,923	$13,237
Gross profit	$3,974	$3,928	$8,220	$7,701
Operating income	$549	$1,047	$1,406	$1,961
Income before provision for income taxes	$543	$966	$1,373	$1,719
Net income	$393	$784	$1,085	$1,408
Earnings per share attributed to common stockholders - basic	$0.03	$0.06	$0.08	$0.11
Earnings per share attributed to common stockholders - diluted	$0.03	$0.06	$0.08	$0.11

“We made solid progress in our efforts to develop cloud-based revenue streams and expand into ancillary markets, and this progress resulted in continued top-line growth and our 15th consecutive profitable quarter,” said Michael Jamieson, MAM Software Group President and Chief Executive Officer. "Total revenues were up 9% to $7.36 million, and most of this increase was due to sales growth from our cloud-based solutions. Continued growth in our recurring revenues also contributed to the increase, as recurring revenue reached 72% of total revenue during the quarter. This was a productive quarter, which included the official launch of Manage Online - an innovative, cloud-based shop management system - in a collaboration with ALLDATA LLC."

Second Quarter Highlights

•	Comparing the three months ended December 31, 2013 to the same period last year, total year-over-year quarterly revenue increased by $608,000 or 9% to $7.36 million from $6.75 million; and quarter-over-quarter revenue decreased by $199,000 or 3%; and

•	Total year-over-year quarterly recurring revenue increased by $585,000 or 12% to $5.33 million from $4.75 million, and quarter-over-quarter recurring revenue increased by $134,000 or 3%; and
o	Recurring revenue was 72% of total revenue for the quarter ended December 31, 2013 versus 70% for the same quarter last year; and
•	Comparing the three months ended December 31, 2013 to the same three months last year, total Software as a Service (SaaS) year-over-year quarterly revenue increased $297,000 or 74% to $698,000 and quarter-over-quarter revenue increased by $56,000 or 9%;
o	Autowork Online (SaaS) year-over-year quarterly revenue increased $142,000 or 41% to $487,000 and quarter-over-quarter revenue had no increase, and
o	Autopart Online (SaaS) year-over-year quarterly revenue increased $155,000 or 275% to $211,000 and quarter-over-quarter revenue increased by $55,000 or 35%.
•	Total Data as a Service (DaaS) year-over-year quarterly revenue increased $145,000 or 10% to $1.65 million and quarter-over-quarter revenue increased by $19,000 or 1%.

Second Quarter Financial Review

The Company's revenue was $7.36 million for the quarter ended December 31, 2013 versus $6.75 million for same period last year, an increase of $608,000 or 9%. Operating income for the quarter decreased by $498,000 to $549,000, a decrease of 48% when compared to the $1.05 million operating income for the same period last year. Net income for the quarter this year decreased by $391,000 to $393,000 versus $784,000, a decrease of 50% over the same period a year ago. Basic earnings per share were $0.03 versus $0.06 per share, and diluted earnings per share were $0.03 versus $0.06 per share for the same period a year ago.

Gross profit for the quarter was $3.97 million or 54% versus $3.93 million or 58% for the same period last year. The decrease in gross profit was the result of lower perpetual license revenue as the Company transitions its business to a Software as a Service (SaaS) model.

The Company's revenue from its U.S. and U.K. operations this quarter was $1.98 million and $5.38 million respectively, compared to $2.12 million and $4.64 million during the same period last year. U.S. recurring revenue increased $198,000 or 16% to $1.43 million this quarter, from $1.23 million for the same period last year. U.K. recurring revenue increased $387,000 or 11% to $3.91 million this quarter, from $3.52 million for same period last year.

Year-to-Date Highlights

•	Total year-over-year revenue for the six months ended December 31, 2013 increased $1.69 million or 13% to $14.92 million when compared to the same period last year.
•	Total year-over-year recurring revenue increased by $1.15 million or 12% to $10.53 million from $9.38 million; and
o	Recurring revenue was 71% of total revenue for the six month period, versus 70% for the same period last year; and

•	Comparing the six months period this year to the same period last year, total Software as a Service (SaaS) year-over-year revenue increased by $561,000 or 72% to $1.34 million;
o	Autowork Online (SaaS) year-over-year revenue increased by $296,000 or 44% to $973,000, and
o	Autopart Online (SaaS) year-over-year revenue increased by $265,000 or 258% to $367,000.
•	Total Data as a Service (DaaS) year-over-year revenue increased by $241,000 or 8% to $3.27 million.
•	Trailing 12 month adjusted EBITDA (non-GAAP) of $5.18 million after substantial global investments in personnel and sales and marketing expenditures.
•	A $1.12 million or 28% increase in cash to $5.18 million after capital expenditures of $391,000. The Company has no debt outstanding.
•	Stockholders’ equity increase of $2.31 million or 16% to $16.93 million.
•	System backlog of $1.45 million.

Year-to-Date Financial Review

The Company's revenue was $14.92 million for the six months ended December 31, 2013 versus $13.24 million for the same period last year, an increase of $1.69 million or 13%. Operating income for the six month period decreased by $555,000 to $1.41 million, a decrease of 28% when compared to the $1.96 million operating income for the same period last year. Net income for the six month period decreased by $323,000 to $1.09 million versus $1.41 million, a decrease of 23% over the same period a year ago. Basic earnings per share was $0.08 versus $0.11 per share, and diluted earnings per share were $0.08 versus $0.11 per share, for the same period a year ago.

Gross profit for the six month period was $8.22 million or 55% versus $7.70 million or 58% for the same period last year. The increase in gross profit was the result of increased recurring revenue and perpetual license revenue when compared to the previous year.

The Company's revenue from its U.S. and U.K. operations was $4.25 million and $10.68 million respectively, compared to $4.04 million and $9.19 million during the same six month period last year. U.S. recurring revenue increased $426,000 or 18% to $2.84 million for the six month period, from $2.41 million for the same period last year. U.K. recurring revenue increased $723,000 or 10% to $7.69 million for period from $6.97 million for the same six month period last year.

Second Quarter and Year-to-Date Business Update

Commenting on the second quarter of fiscal 2014, Michael Jamieson, MAM Software Group President and Chief Executive Officer, said:

"During this quarter, we have continued to make progress towards our strategic goals, building on the results achieved in fiscal 2013. We have maintained investment as we transition our business to a cloud solutions provider. This migration, which involves Software as a Service and Data as a Service offerings, has been successful on a variety of levels. We are pleased with the development and performance of our various cloud-based solutions, and we are encouraged by the response from customers. Our customer retention rate for the quarter, at 98%, was consistent with what we’ve experienced since introducing cloud-based delivery, confirming that our clients are deriving value from the platform. Attracting new customers to our SaaS solutions remains a priority and we're currently able to recoup our customer acquisition costs (CAC) in six months."

"Our launch of Manage Online in a collaboration with ALLDATA LLC is an accomplishment we’re proud of. We believe that this relationship with one of the most recognized brand names in the industry will help to further elevate the MAM brand and meaningfully contribute to our company’s growth."

"For the balance of the 2014 fiscal year we anticipate further investment in our sales, marketing and professional services departments. The investments we are making in 2014 should contribute to increased growth and profitability in fiscal 2015."

"For the first time in the Company’s history, MAM has no debt and a cash position of $5.18 million," said Charles F. Trapp, Executive Vice President and Chief Financial Officer. "Continued strong recurring revenue, solid growth from our newer cloud-based offerings, and careful expense management helped us offset currency fluctuation impacts and deliver another profitable quarter. We continued to generate cash, eliminated our debt, and also invested in certain growth initiatives that we expect to drive the future performance of our company. As we continue to execute on our strategic goals, based on the outlook at the midway point in our fiscal year, we currently anticipate ending our fiscal year with an EBITDA of approximately $5 million for fiscal 2014."

The Company also reiterated that that it currently has $2.69 million left on its previously approved stock buyback program, which it intends to use selectively as circumstances and market conditions warrant. As of January 30, 2014, MAM had 14.48 million shares of common stock outstanding.

Conference Call Information

The Company has scheduled a conference call for Thursday, January 30, 2014, at 9:00am ET to review the results. Investors and interested parties can access the conference call by dialing 1-877-941-4774 in the United States and 1-480-629-9760 in the United Kingdom and other toll/international locations. A replay will be available until February 6, 2014 by calling 1-877-870-5176 (United States) or 1-858-384-5517 (toll/UK/international). Please use pin number 4663487 for the replay. A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company’s website, www.mamsoftware.com. The replay will be active for 60 days following the conference call.

About MAM Software Group, Inc.

MAM Software is a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit   http://www.mamsoftware.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

Charles F. Trapp, Executive Vice President and Chief Financial Officer 610-336-9045 ext. 240

Peter Slatzberg Hayden IR 646-415-8972

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2013	June 30, 2013
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$5,179	$4,061
Accounts receivable, net of allowance of $126 and $114	3,825	3,511
Inventories	267	199
Prepaid expenses and other current assets	1,632	1,976
Total Current Assets	10,903	9,747

Property and Equipment, Net	723	689

Other Assets
Goodwill	9,534	8,983
Amortizable intangible assets, net	380	640
Software development costs, net	1,432	1,248
Other long-term assets	34	34
TOTAL ASSETS	$23,006	$21,341

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,253	$1,400
Accrued expenses and other liabilities	1,684	1,952
Payroll and other taxes	723	718
Debt	-	312
Current portion of deferred revenue	738	742
Sales tax payable	783	769
Income tax payable	417	352
Total Current Liabilities	5,598	6,245

Long-Term Liabilities
Deferred revenue, net of current portion	213	154
Deferred income taxes	45	79
Other	217	241
Total Liabilities	6,073	6,719
Commitments and Contingencies
Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000,000 shares authorized, 15,168,118 shares issued and 14,494,437 shares outstanding at December 31, 2013 and 14,813,172 shares issued and 14,139,491 shares issued and outstanding at June 30, 2013	2	2
Additional paid-in capital	31,907	31,548
Accumulated other comprehensive loss	(301)	(1,168)
Accumulated deficit	(12,929)	(14,014)
Treasury stock at cost, 673,681 shares at December 31, 2013 and June 30, 2013	(1,746)	(1,746)
Total Stockholders' Equity	16,933	14,622
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$23,006	$21,341

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Income and Comprehensive Income

(In thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues	$7,362	$6,754	$14,923	$13,237
Cost of revenues	3,388	2,826	6,703	5,536
Gross profit	3,974	3,928	8,220	7,701
Operating expenses
Research and development	913	844	1,751	1,705
Sales and marketing	1,160	821	2,313	1,633
General and administrative	1,103	932	2,235	1,828
Depreciation and amortization	249	284	515	574
Total operating expenses	3,425	2,881	6,814	5,740

Operating income	549	1,047	1,406	1,961
Other income (expense)
Interest expense	(6)	(39)	(33)	(80)
Gain on settlement of liabilities	-	-	-	13
Gain on settlement of derivative liabilities	-	-	-	73
Change in fair value of derivative liabilities	-	(42)	-	(248)
Total other expense, net	(6)	(81)	(33)	(242)

Income before provision for income taxes	543	966	1,373	1,719
Provision for income taxes	150	182	288	311
Net income	393	784	1,085	1,408

Foreign currency translation income	301	1	835	296
Total comprehensive income	$694	$785	$1,920	$1,704

Earnings per share attributed to common stockholders:
Basic	$0.03	$0.06	$0.08	$0.11
Diluted	$0.03	$0.06	$0.08	$0.11
Weighted average shares outstanding:
Basic	12,788,839	12,762,864	12,764,425	12,865,765
Diluted	12,870,154	12,982,406	12,846,094	13,048,538

MAM SOFTWARE GROUP, INC.

Calculation of Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Non-GAAP) (unaudited, includes non-cash compensation and change in fair value of derivative liabilities.)

Taxes	150	182	288	311	700
Depreciation and amortization	249	284	515	574	1,090
Non-cash equity compensation	149	73	328	185	557
Gain on settlement of derivative liabilities	-	-	-	(73)	(58)
Gain on settlement of liabilities	-	-	-	(13)	-
One time expense	-	-	82	-	82	(i)
	-	-	-	-	-
Change in fair value of derivative liabilities	-	42	-	248	23
Adjusted EBITDA (Non-GAAP)	$947	$1,404	$2,331	$2,720	$5,183

(i) Includes one time expenses for recruiting